Exhibit 10.4

                         RIBOZYME PHARMACEUTICALS, INC.
                              2950 Wilderness Place
                             Boulder, Colorado 80301

February 11, 2003

Elan International Services, Ltd.
Clarendon House
2 Church St.
Hamilton, Bermuda


Attn: Boards of Directors


Re: Securities Purchase Agreement, License Agreements and Subscription, Joint Development and Operating Agreement (collectively, as amended, the "Agreements"), dated as of January 7, 2000, and amended on December 21, 2001 and January 7, 2002, among Ribozyme Pharmaceuticals, Inc. (the "Company"), Elan Corporation, plc, Elan International Services, Ltd. ("EIS") and certain affiliates (together with their respective subsidiaries and affiliates "Elan"), and Medizyme Pharmaceuticals, Ltd.

Ladies and Gentlemen:

     The Company has informed Elan on a confidential basis that the Company intends to enter into a certain Common Stock and Warrant Purchase Agreement (the "Stock Purchase Agreement") with certain investors named therein (the "Investors"), providing for, among other things, the sale of a controlling interest in the Company to the Investors on the terms set forth in the Term Sheet (the "Term Sheet") attached hereto as EXHIBIT A (the "Transaction"). Such Investors will include Oxford Bioscience Partners, The Sprout Group and Venrock Associates, Inc. (the "New Investors"), who shall purchase 50% or more of the shares of common stock, par value $0.01 per share, of the Company ("Common Stock") to be issued under the Stock Purchase Agreement. The execution of the Stock Purchase Agreement and the completion of the Transaction (the "Closing") are subject to the satisfaction of various conditions, but is expected to occur on or about April 10, 2003 (the "Closing Date"). Consummation of the Transaction pursuant to the terms of the Stock Purchase Agreement would result in a change in control of the Company.

     The purpose of this letter is to obtain EIS's agreement, under certain conditions, to:

          (i) Convert all of the shares of Series A Preferred Stock and Series B Preferred Stock of the Company beneficially owned by EIS (the "Elan Preferred Stock"), including accrued and unpaid dividends thereon through January 31, 2003 (no dividends on the Elan Preferred Stock shall accrue beyond January 31, 2003), into an aggregate of 2,594,168 shares (subject to adjustment as provided herein below) of Common Stock (the "Conversion Shares"), in accordance with the conversion schedule set forth on Schedule A to this letter. Upon such conversion, all preferences and rights, including without limitation liquidation preferences and protective provisions, associated with each of the Series A Preferred Stock and Series B Preferred Stock shall terminate automatically. The conversion of the Elan Preferred Stock shall occur simultaneously with the Closing. EIS acknowledges that the Elan Preferred Stock has limited voting rights, and that EIS will not have the right as holder of the Elan Preferred Stock to vote in connection with the Transaction;

          (ii) waive its pre-emptive rights under the Securities Purchase Agreement dated as of January 7, 2000, as amended on December 31, 2001, with respect to the Transaction; and

          (iii) waive, conditioned and effective upon Closing, its right to nominate a director for election to Company's Board provided for in Section 5(b) of the Securities Purchase Agreement dated as of January 7, 2000, as amended on December 31, 2001.

     In consideration of the conversion and waiver set forth herein, the Company agrees that it shall take the following actions:

     1. Issue to EIS at the Closing an additional 657,406 shares (subject to adjustment as set forth below) of Company Common Stock (the "Additional Shares");

     2. Issue to EIS at the Closing warrants (the "Warrants") to purchase up to 514,310 shares of Common Stock (subject to adjustment as provided below) of the Company, with a 5-year term from their date of issuance and an exercise price per share at $0.42 (subject to adjustment as set forth herein below) in substantially the same form as the Warrants delivered to the Investors upon the Closing; provided, however, that in any event the Warrants shall allow for "cashless exercise" by the holder thereof;

     3. Cause the number of Conversion Shares, Additional Shares and Warrants and the exercise price of the Warrants to be proportionately and appropriately adjusted for any forward or reverse stock split or other recapitalization or reclassification of the Company's securities occurring prior to or after the Closing Date whether occurring prior or subsequent to, or simultaneously with, the conversion of the Elan Preferred Stock;

     4. Cause the issuance of the Conversion Shares, Additional Shares and the Warrants to take place concurrent with Elan's conversion of the Elan Preferred Stock as set forth above under paragraph (i);

     5. Grant EIS upon the Closing the same participation rights (on a PRO RATA basis) as the participation rights granted by the Company to the Investors in connection with their investment in Common Stock in connection with the Transaction.

     6. Use its reasonable efforts to cause all shares (including, without limitation, the Conversion Shares and the Additional Shares) of the Common Stock of the Company issuable to Elan upon exercise of the Warrants to be included in the registration statement, as provided in the Stock Purchase Agreement, to be filed by the Company after the Closing of the Transaction (the "Investors' Shelf") on the same basis as for Common Stock issued in connection with the Transaction. To the extent such registration statement shall not include such shares or shall cease to be effective before Elan has sold all of such Registrable Securities, Elan shall have piggyback registration rights (but no demand registration rights) with respect to such Registrable Securities. Such piggyback registration rights shall be on the same basis as those granted for Common Stock issued in connection with the Transaction.

     7. Notwithstanding the foregoing, nothing herein shall affect the registration rights set forth in the Securities Purchase Agreement dated December 21, 2001 by and between EIS and the Company (the "2001 SPA"). The Company acknowledges that the Conversion Shares and the Additional Shares constitute Registrable Securities (as defined in the 2001 SPA) and agrees to maintain the effectiveness of, and make any required amendments to, that certain registration statement dated December 26, 2001 (the "Elan Shelf") on file with the Securities and Exchange Commission to ensure inclusion of the Additional Shares therein and compliance with the 2001 SPA; provided, however, that Elan shall not object to the integration of the Elan Shelf with and into the Investors' Shelf.

Notwithstanding anything herein to the contrary, Elan may terminate this letter agreement, which there upon shall be null and void and without any force or effect, if:

     1. The Closing shall not have occurred on or prior to June 30, 2003 or such later date as may be agreed upon by the Investors and the Company to close the Transaction; or

     2. There is (a) any material adverse change to the terms and conditions under which the Transaction is to be consummated from those set forth in the Term Sheet or (b) any material adverse change to the interests of Elan (with the understanding that the determination as to whether a change is material and/or adverse shall be made by Elan reasonably and in good faith) that, in either case, has not been approved in writing by EIS, including, without limitation, a decrease in the amount of new money being invested in the Company below $40 million.

     Upon the Closing, the Company will remain responsible for the performance of the Company's obligations and liabilities under the Agreements. The Company will provide Elan at least five (5) business days' prior written notice of the Closing and Elan will be promptly notified if and when the Closing has occurred. In addition, Elan agrees to use its reasonable best efforts to review the signed Transaction documents (the "Transaction Documents") as soon as practicable after their having been filed by the Company with the Securities and Exchange Commission and to make a good faith, reasonable determination as to whether the terms and provisions set forth therein differ materially and/or adversely to the interests of Elan from those set forth in the Term Sheet. The Company agrees to provide Elan with written notice at least three (3) business days' prior to the Closing, of any provisions or changes made made to the Transaction Documents that differ from the terms and conditions of the Term Sheet so that Elan can assess whether such changes are of a material and adverse nature. Notwithstanding , Elan reserves all rights privileges under contract, at law or in equity, to not deliver notice of conversion with respect to the Elan Preferred Stock to effect the conversion thereof if there is any (a) material adverse change to the terms and conditions under which the Transaction is to be consummated from those set forth on the Term Sheet or (b) material adverse change to the interests of Elan (with the understanding that the determination as to whether a change is material and/or adverse shall be made by Elan reasonably and in good faith).

     EIS shall not transfer any of the Elan Preferred Securities to a third party unless such third party transferee agrees to assume EIS's obligations hereunder and to be bound by the terms of this letter agreement.

     Except as specifically set forth above, all other terms and conditions of the Agreements and all other documents executed in connection therewith shall remain in full force and effect.

                           [INTENTIONALLY LEFT BLANK]

     If the foregoing meets with your approval, kindly sign and date both copies of this letter in the space provided below, retain one copy for your records and return one copy to the undersigned, whereupon this letter shall serve as an agreement by the parties of all the terms and conditions set forth herein, effective as of the Closing.


                                        Very truly yours,


                                        RIBOZYME PHARMACEUTICALS, INC.


                                        By: /s/ Howard W. Robin
                                            ----------------------------
                                            Howard W. Robin
                                            President & CEO


ACKNOWLEDGED AND AGREED
as of this 11th day of February 2003.


ELAN INTERNATIONAL SERVICES.


By: /s/ Debra Buryj
    ---------------------------------
    Name:  Debra Buryj
    Title: Vice President

                                   Schedule A

Ribozyme Pharmaceuticals, Inc.
Elan Conversion
As of January 2003

                                             Accrued                                               -----Future Conversions-----
               Per share     Original       Dividends                                          Accrued Div
Equity         Conversion     Amount        1/31/2003         Total       Shares              at end of year     Total      Shares
------         ----------     ------        ---------         -----       ------              --------------     -----      ------
  Series A                 12,015,000.00   2,388,138.38   14,403,138.38             end of
< 3 Years       $  12.00                                                 1,200,262    2002     2,314,366.00    14,329,366  1,194,114
                                                                         ---------
3 - 4 years     $  13.20                                                 1,091,147    2003     3,187,024.39    15,202,024  1,151,669
                                                                         ---------
4 - 5 years     $  14.40                                                 1,000,218    2004     4,112,827.67    16,127,828  1,119,988
5 - 6 years     $  15.00                                                   960,209    2005     5,095,012.38    17,110,012  1,140,667

  Series B
Sep-00 Draw #1  $  38.31    1,171,740.39     367,861.47    1,539,601.86     40,186    2005       990,827.75  2,162,568.14     56,447
Dec-00 Draw #2  $  29.03    1,529,610.88     428,787.53    1,958,398.41     67,452    2005     1,220,496.34  2,750,107.22     94,720
May-01 Draw #3  $  11.31    1,637,255.97     365,952.99    2,003,208.96    177,189    2005     1,176,142.65  2,813,398.62    248,852
May-01 Draw #4  $  11.20    1,642,196.97     352,910.73    1,995,107.70    178,198    2005     1,159,624.77  2,801,821.74    250,252
Nov-01 Draw #5  $  10.48    1,613,399.18     249,479.64    1,862,878.82    177,747    2005     1,002,921.73  2,616,320.91    249,637
Dec-01 Draw #6  $   8.15      647,684.72      89,863.35      737,548.07     90,502    2005       388,020.22  1,035,704.94    127,088
Apr-02 Draw #7  $   5.06      560,606.56      53,954.62      614,561.18    121,503    2005       302,569.11    863,175.67    170,656
Jun-02 Draw #8  $   2.90      529,553.48      38,232.31      567,785.79    195,721    2005       267,746.28    797,299.76    274,836
Oct-02 Draw #9  $   1.36      597,164.64      22,577.73      619,742.37    454,523    2005       273,318.41    870,483.05    638,418

                          ----------------------------------------------------------                        ------------------------
       Series B Subtotal    9,929,212.79   1,969,620.37   11,898,833.16  1,503,022                          16,710,880.05  2,110,906
                          ----------------------------------------------------------                        ------------------------

                          ----------------------------------------------------------                        ------------------------
                           21,944,212.79   4,357,758.75   26,301,971.54  2,594,168         end of 2005      33,820,892.43  3,251,574
                          ----------------------------------------------------------                        ------------------------

NOTES:
-----

- Includes accrued dividends through December 2005.
- Dividends accrue 6% and 12% semi-annually on Series A and B, respectively.
- Conversion price for Series A is at $15.00 since assumption is 2005.
- Conversion price for the Series B is at 150% of the 60 day average closing price for RPI stock prior to request of each draw-down.

--------------------------------------------------------------------------------
                             Summary of Elan Shares

Common Stock owned as of January 29, 2003                              1,891,526

Conversion assuming accruals through 2005 (per above):
Series A                                                               1,140,667
Series B                                                               2,110,906

                                                                       ---------
     Total Conversion                                                  3,251,574
                                                                       ---------
     Total Common Stock owned after conversion                         5,143,100
                                                                       =========


Existing Warrants @ $20 share                                            300,000
Existing Warrants @ $5 share                                              75,000
New Warrant coverage @ 10% of all shares, exercise price - $0.42         514,310
                                                                       ---------

Fully Diluted Ownership including conversion & warrants                6,032,410
                                                                       =========

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